Exhibit 99.1

TERMS OF OPTION GRANT
PURSUANT TO THE
ILLINOIS TOOL WORKS INC. 2011 LONG-TERM INCENTIVE PLAN (THE “PLAN”)

(a)	In the event of a stock dividend, stock split, reverse stock split, share combination, recapitalization, reclassification or similar event affecting the capital structure of the Company, appropriate adjustment will be made in the number of shares subject to the option and in the option price per share.

(b)	The option period shall be for 10 years from the date of grant on [Date of Grant]. Accordingly, no options under this grant may be exercised after the close of business in Chicago on [Expiration Date]. No purchase of shares may be made under this option during the first year of the option period. During the second year of the option period, you shall have the right to purchase 25% of the total number of optioned shares, and in each of the next three years an additional 25% of the total number of shares optioned hereunder. Such rights to exercise shall be cumulative and may be exercised in any succeeding year of the option period up to the extent vested but not exercised in a previous year or years. On [Expiration Date], all rights under this agreement as to any shares covered by the option shall terminate.

(c)	You shall have no voting, dividend or subscription rights except with respect to the shares which have been issued to you following your exercise of part or all of the option. Your rights under this option agreement may not be assigned or transferred other than as permitted by the Plan, and during your lifetime the option shall be exercisable only by you personally.

(d)	If prior to [Expiration Date], you terminate employment with the Company by reason of disability, as defined by the Company’s benefit plans, your option shall be fully vested and exercisable not later than the earlier of five years after the date of termination due to disability, or [Expiration Date]. If you die while in the employ of the Company, or (notwithstanding the previous sentence) after terminating by reason of disability, your option shall be fully vested and exercisable by your estate not later than the earliest of: (i) two years after the date of death, or (ii) five years after the date of termination due to disability, or (iii) [Expiration Date].

(e)	If you retire (defined as termination of employment with the Company after attaining age 62 and 10 years of service or age 65 with 5 years of service under the Company’s retirement plan) prior to [Expiration Date], and your option was granted within a year prior to your retirement, then 25% of your option shall become vested. If your option was granted more than a year prior to your retirement, then 100% of your option shall become vested. The vested portion of your option is then exercisable not later than [Expiration Date].

(f)	If you terminate your employment for any reason other than death, retirement or disability, your options that were vested prior to termination and not previously exercised may be exercised by you during the 90-day period commencing on the date of your termination but not later than [Expiration Date]. If you die during this 90-day period, the exercise period will be extended to the earlier of two years from the date of death or [Expiration Date].

(g)	Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may, in its sole discretion, deem this option, whether vested or unvested, to be immediately forfeited if you compete with the Company, engage in gross misconduct or conduct that is against the business interests of the Company, or you divulge confidential information about the Company or any Subsidiary of the Company to other persons.

(h)	The option is subject to the terms of the Plan. Any inconsistencies shall be resolved in favor of the Plan.

(i)	These options and the Plan should be construed in accordance with and governed by the laws of the State of Illinois, United States of America.

The exercise of this option generally results in ordinary income being recognized for tax purposes in an amount equal to the excess of the market price at the time of exercise over the option price.